Thursday, December 15, 2005
                              ACQUISITION AGREEMENT


     THIS IS A FORMAL APPROVAL BY ALL PARTIES OF THE ACQUISITION AGREEMENT (this "Agreement") made and agreed into as of the 31st of October , 2005 and supersedes any other agreement, term sheet made previously by and among

- NEW MEDIUM ENTERPRISES INC., a corporation organized under the laws of the State of Nevada (the "NME"),
- BEIJING E-WORLD DIGITAL TECHNOLOGIES CO.LTD , a corporation organized under the laws of the People's Republic of China and also referred to as Beijing E-World and hereinafter referred to as ("E-World"),
- SEMILLA CAPITAL BVI, a corporation formed under the laws of the British Virgin Islands ("Semilla") and
- THOSE INDIVIDUALS and entities IDENTIFIED AS VENDORS and listed on the signature pages of this Agreement (individually a "Vendor" and collectively, the "Vendors").

                                   BACKGROUND

A.     NME  specializes  in  the  next  generation optical storage technologies.

B. E-World has a legal power and authority to conduct business in the fields of optical storage and electronics in the People's Republic of China (Establishing of Company Agreement - EXHIBIT A)

C. Semilla has the right to acquire E-World Shareholding, which shall be 69.09% of the total registered capital of E-World (refer to the "E-World Shareholding"). By investing USD $8,500,000 in E-World. To avoid any doubt the acquisition of E-World Shareholding means the ownership and the rights of ownership of 69.09% of E-World and all the assets, technological, financial, and operational and per the Agreements that exist or will exist between E-World and other parties and all other assets and rights tangible and intangible.

D. Vendors, collectively, own 100% of the issued and outstanding capital stock of Semilla (refer to "Semilla Stock").

E. NME desires to acquire from Vendors, and Vendors desire to sell to NME, all of Vendors' rights, titles and interests in the Semilla Stock on the terms and subject to the conditions set forth in this Agreement.

F. E-World explicitly agrees and wishes that NME acquire 100% of Semilla on terms and conditions set up in this Agreement.

G. Following its acquisition of Semilla, NME has agreed, to exercise the right of Semilla to acquire E-World Shareholding, with all the rights due to this ownership of Shareholding in E-World in the accordance with the Laws Of People Republic of China and the International Law, by the investment of US$8.5 million as per Clause C above, in connection with its acquisition of Semilla, to provide an investment commitment to E-World of US$8.5 million through Semilla, described in Sections 2 of this Agreement, whereupon E-World Shareholding will be owned by Semilla without any doubt or encumbrance with all the rights due to this ownership in accordance with the Laws of Republic of China and International Law.

H. Independent consultants appointed by NME have completed their review of the business of E-World and NME is satisfied with their findings.




                                    AGREEMENT

     In consideration of the foregoing and of the mutual promises, commitments and respective representations and warranties, covenants, agreements and conditions contained herein, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

          For the purposes of this Agreement, except as otherwise expressly provided, or unless the context otherwise requires, the following terms, when used in this Agreement and the Exhibits, Schedules, and other documents delivered in connection herewith, have the meanings assigned to them in this
Article  1.

          ACTION means any action, complaint, investigation, petition, suit, or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          AFFILIATE means a Person that directly or indirectly, through one or more intermediaries, controls, or is under common control with, a specified Person.

          AGREEMENT means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference.

          APPROVAL means any approval, authorization, consent, qualification, or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement, or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          APPROVAL DATE   means the date when the board and majority shareholder
consent is obtained by all parties. In this agreement, approval date means 16th December 2005

          BITE SHARES means 30,123,240.00 common shares of NME's issued by NME to Bite Investments, a current holder of NME Common Shares.

          CLOSING means the date of satisfying Clause 8.1 of Article 8 and completion of the Escrow arrangement by all parties to this agreement.

          CLOSING DATE means the opening of business on the first business day on which all of the conditions to Closing hereunder have been met

          ENCUMBRANCE means any claim, charge, lease, covenant, easement, security interest, license, lien, option, pledge, right of others, or restriction (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by agreement, understanding, law, equity, or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.



          ESCROW AGREEMENT means the Escrow Agreement attached as EXHIBIT B attached hereto and incorporated herein by this reference pursuant to which the Escrow Holder shall hold the Semilla stock, an undertaking by E-World for giving of E-World Shareholding, with all the rights due to this ownership of 69.09% of E-World in accordance with the Laws Of People Republic of China and the International Law, to Semilla as per Joint Venture Agreement as per EXHIBIT B, the NME Stock, the Bite shares and the May shares until satisfaction of all conditions set forth therein for delivery thereof to the parties entitled thereto. The Escrow Agreement shall obligate the Escrow Holder to deliver the Semilla Stock and E-World undertaking to NME, - the NME Stock and to the Vendors, and the May shares to May Ltd and Bite shares to Bite upon the last to occur of (i) the satisfaction of the covenants set forth in Articles 7, 8 and 11 of this Agreement and (ii) the actual funding of the permanent financing described in Section 11.3 herein and (iii) such other terms and conditions as are set forth in the Escrow Agreement.

          ESCROW HOLDER means the entity defined as the Escrow Holder pursuant to the Escrow Agreement.


                      E-WORLD SHAREHOLDING means the ownership and the rights of ownership of 69.09% of E-World together with all the assets, technological, financial, operational and per the Agreements that exist or will exist between E-World and other parties and all other assets and rights tangible and intangible (refer also to Articles 5.5 and 5.6 below). It also means 69.09% of the increased registered capital of E-World represented by the investment of USD $8,500,000. It also covers the issue by NME of 98,098,284.70 Common shares to acquire all the share capital of Semilla. This number may be slightly more or less according to the exchange rate between RMB (China official currency) and USD at the Closing Date.

          GOVERNMENTAL ENTITY means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          JOINT VENTURE AGREEMENT means the agreement between Semilla and E-World (on behalf of its current shareholders) to invest US$8,500,000 in E-World in consideration of the acquisition the E-World Shareholding. Joint Venture Agreement is EXHIBIT C of this Agreement.

          LOSS means any action, cause of action, assessments, cost, damage, disbursement, expense, liability (direct and consequential), loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to interest or other carrying costs, penalties, reasonable legal, accounting, and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims, and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

          MAY SHARES mean, shares of 46,037,960 common shares of NME's issued by NME to May, Ltd., a current holder of NME Common Shares


          NME COMMON SHARES has the meaning set forth in Article 2 of this Agreement.

          ORDER means any decree, injunction, judgment, order, ruling, assessment or writ.

          PERSON means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          SEMILLA STOCK means all of the capital stock of Semilla issued and outstanding.

          SIGNING  DATE  means  31st,  October,  2005

          TAXES means all taxes (whether federal, state, local or foreign) based upon or measured by income, and any other tax whatsoever, including gross receipts, profits, sales, use, occupancy, value added, ad valorem, transfer, withholding, payroll, excise or property taxes, together with any interest, penalties or additions to tax attributable thereto.

                                    ARTICLE 2
                                PURCHASE AND SALE

          On the Closing Date and upon the terms and subject to the conditions of this Agreement:

               (i) each Vendor agrees to sell, transfer and assign to NME the Semilla Stock free and clear of Encumbrances and deliver the certificates evidencing the Semilla Stock to the Escrow Holder, to be held pursuant to the provisions of the Escrow Agreement;

               (ii)  E-Word  will  sell,  transfer  and  issue  the  E-World
Shareholding clear of Encrumbrances to Semilla in consideration of NME satisfying Articles 7, 8 and 11 of this agreement and which will be in full compliance and in accordance with the Joint Venture Agreement.

               (iii) NME will issue to the Vendors free and clear of all Encumbrances 98,098,285 Common Shares (the "NME Common Shares") which shall be 40.86% of total issued shares of NME at the time and date of this Agreement and NME wishes that 40 million of these shares be awarded to E-World Senior Executives and Management. The parties hereby acknowledge that the issuance of such NME Common Shares shall not be made on a pro-rata basis to the Vendors. Neither NME nor any other party to this Agreement shall be responsible in any manner whatsoever for the allocation of the NME Common Shares as set forth herein. E-World and the Vendors shall, jointly and severally, indemnify NME and such other parties in respect of any matters relating to such allocation of NME Common Shares pursuant to the provisions of Article 10 hereof.

     (iv) NME will issue Bite Investments 30,123,240 fully paid Common Shares (the "Bite Shares")

     NME will issue to May Ltd the May Warrants and shall deliver certificates evidencing the NME Common Shares, the Bite Shares and the May Warrants to the Escrow Holder, to be held pursuant to the provisions of the Escrow Agreement. The NME Common Shares shall be allocated among and registered in the names of the Vendors in accordance with the ratios set forth on the signature pages hereto, adjacent to the name of each Vendor.

                                    ARTICLE 3
                                     CLOSING

          Upon the terms and subject to the conditions set forth in this Agreement, the CLOSING of the transactions contemplated by this Agreement shall take place on or before 150th day following Signing Date of this Agreement by all parties hereto. Notwithstanding the forgoing, in the event that all of the conditions to Closing hereunder as set forth in Article 7 hereof shall not have been satisfied by such date (i.e., 150th day following Signing Date hereof), then any party may upon written notice to the other parties to the effect thereof extend such Closing Date to a date which shall be no later than 180 days following the signing date of this Agreement by all parties hereto. The Closing shall take place at the offices of Beijing E-World located in Beijing, China or any other mutually convenient place to be decided by all parties to this Agreement. At the Closing the parties shall deliver to each other all of the documents and instruments provided for in Article 7 of this Agreement.







                                    ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF SEMILLA OR VENDORS

     Semilla and Vendors, severally, and not jointly, represent, warrant and agree as follows:

          4.1     ORGANIZATION  AND  RELATED  MATTERS.
                  -----------------------------------

           Semilla is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. No proceedings for the liquidation or dissolution of Semilla have been commenced or have been authorized. Semilla has furnished NME copies of all of Semilla's organizational documents and documents proving the rights of Semilla to acquire. Such copies are true, correct and complete and contain all amendments through the Closing Date.

          4.2     NO  ENCUMBRANCES.
                  -----------------

           The authorized capital stock of Semilla immediately prior to the Closing consists of 1 share of Common Stock, of which 1 share will be issued and outstanding and all of which are held by Vendors. There are no securities of Semilla issued or outstanding other than the Semillas Stock. All issued and outstanding shares of Semilla's capital stock have been duly authorized and validly issued, and are fully paid and non-assessable. There are no options or warrants or other conversion privileges or rights currently outstanding to purchase any of the authorized but un-issued capital stock of Semilla. Semilla has no subsidiaries. Vendors have good and marketable title to the Stock free and clear of any Encumbrances.

          4.3     AUTHORIZATION;  NO  CONFLICTS.
                  -----------------------------

          Semilla and Vendors have all necessary power and authority to execute, deliver, and perform this Agreement. This Agreement has been duly authorized executed and delivered by Semilla and by each Vendor and constitutes the legally valid and binding obligations of Semilla and the Vendors, enforceable against them in accordance with its terms except as such enforceability may be limited by (i) the effect of bankruptcy, insolvency, receivership, conservatorship, fraudulent transfer, moratorium, and other similar laws and equitable principles affecting or relating to or limiting creditors' rights generally, and
(ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution, delivery, and performance of this Agreement by Semilla and each Vendor will not violate or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under (a) any material law to which any of them is subject, or (b) any material contract or agreement to which any of them is a party; and will not result in any material violation of, or constitute a material default under, or result in the creation of any Encumbrance upon any of the assets of Semilla under, any agreement or instrument by which Semilla or any of its assets is bound. Following the Closing, Semilla's title to its properties and assets will not be subject to any Encumbrance under any material agreement or instrument by which Semilla or any of its assets is bound.

          4.4     BROKERS  OR  FINDERS.
                  --------------------

          Semilla has engaged the services of Bite Investments as a M&A Consultant on its behalf and its Affiliates in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, and will be entitled to a brokerage fee of 30,123,240.00 NME common share defined Bite Shares.

4.5     NO  MATERIAL  ADVERSE  CHANGES.
        ------------------------------

          Since MANAGEMENT ACCOUNTS DATED 30TH SEPTEMBER 2005, and submitted to NME's due diligence consultants there has been no material adverse change in the business, prospects, financial condition or assets of Semilla.



                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF E-WORLD

     E-World  represents,  warrants  and  agrees  as  follows:

          5.1     ORGANIZATION  AND  RELATED  MATTERS.
                  -----------------------------------

          E-World is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. No proceedings for the liquidation or dissolution of E-World have been commenced or have been authorized. E-World has furnished NME copies of all of E-World's organizational documents. Such copies are true, correct and complete and contain all amendments through the Closing Date.





          5.2     NO  ENCUMBRANCES.
                  -----------------

           The authorized total registered capital of E-World immediately after the NME's investment will be RMB 30,770,000 plus USD $8, 500,000. Current
E-World registered capital of E-World is RMB 30,770,000. There are no other conversion privileges or rights currently outstanding to increase the registered capital of E-World except the Joint Venture Agreement. A true, correct and complete copy of the Joint Venture Agreement has been furnished to NME and contains  all  amendments  through  the  Closing  Date.  The  USD  $8,  500,000 investment will be duly authorized, validly issued, fully paid and non-assessable and will constitute 69.09% (refer to E-World Shareholding) of the registered capital of E-World in accordance with the Joint Venture Agreement. E-World has two subsidiaries as per EXHIBIT E. E-World has good and marketable title to all of its properties and assets free and clear of any encumbrances.

          5.3     AUTHORIZATION;  NO  CONFLICTS.
                  -----------------------------

          E-World has all necessary power and authority to execute, deliver, and perform this Agreement. This Agreement and each of the documents and instruments to be executed and delivered by E-World pursuant to this Agreement have been duly authorized executed and delivered by E-World and constitutes the legally valid and binding obligations of E-World, enforceable against it in accordance with their respective terms except as such enforceability may be limited by (i) the effect of bankruptcy, insolvency, receivership, conservatorship, fraudulent transfer, moratorium, and other similar laws and equitable principles affecting or relating to or limiting creditors' rights generally, and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution, delivery, and performance of this Agreement and each of the documents and instruments to be executed and delivered by E-World pursuant to this Agreement by E-World do not and will not violate or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under (a) any material law to which it is subject, or (b) any material contract or agreement to which it is a party; and will not result in any material violation of, or constitute a material default under, or result in the creation of any Encumbrance upon any of the assets of E-World under, any agreement or instrument by which E-World or any of its assets is bound. Following the Closing, E-World's title to its properties and assets will not be subject to any Encumbrance under any material agreement or instrument by which E-World or any of its assets is bound.





          5.4     NO  BROKERS  OR  FINDERS.
                  ------------------------

          No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of E-World or any of its Affiliates in connection with the negotiation, execution, or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of any of the transactions contemplated by this Agreement.

5.5     FINANCIAL  STATEMENTS.
        ---------------------

          E-World has delivered to NME true, correct and complete copies of its certified financial statements for each of its two most recently completed fiscal years prior to the date of this Agreement (collectively, the "Financial Statements"). The Financial Statements are attached to this Agreement in EXHIBIT F. The Financial Statements have been prepared in accordance with generally accepted accounting principles in People Republic of China consistently applied and present fairly the financial condition and results of operations of NME and other information presented therein and, with respect to such of the information presented in the Financial Statements for quarterly periods, subject to normal year end adjustments and except that no footnotes need to be included with such quarterly Financial Statements.

          5.6     OTHER  ASSETS.
                  -------------

          EXHIBIT  G  hereto  contains a true, correct and complete list of all:

          (i) licenses, permits, franchises and authorizations held or used by E-World in connection with the operation of its business;

          (ii) contracts and agreements to which E-World is a party or by which any of its properties or assets is bound;

          (iii) all intangible properties held, used or usable by E-World in connection with the conduct of its business, including but not limited to all patents and patent applications, copyrights, trademarks, trade names, service marks, trade secrets, know how, processes and specifications and all goodwill associated with any of them; and

          (iv) all franchises, permits, licenses, registrations, orders and approvals held or used by E-World in connection with the conduct of its business.




          5.7     COMPLIANCE  WITH  LAW.
                  ---------------------

          No franchise, license, permit, registration, order or approval of any governmental entity is necessary for the conduct of the business of E-World as presently conducted or as proposed to be conducted on and after the Closing which has not been obtained by E-World. Each such franchise, license, permit, registration, order and approval is in full force and effect and E-World is in full compliance with all of the terms and conditions of each of them and no proceeding is pending or threatened to revoke, amend or limit any of them.

5.8     NO  MATERIAL  ADVERSE  CHANGES.
        ------------------------------

          There have been no material adverse changes in the business prospects of E-World since the review carried out by independent consultants and there have been no material adverse changes in the financial condition and assets of E-World since the latest certified financial statements for the year ended 31 December 2004.

5.9     FULL  DISCLOSURE.
        ----------------

          All documents, instruments and materials delivered to NME by E-World in connection with this Agreement and the transactions contemplated herein are accurate, complete and authentic. The information furnished to NME by or on behalf of E-World in connection with this Agreement and the transactions contemplated herein does not contain any untrue statement of material fact and does not omit to state any material fact necessary to make the statements made, in the context in which they are made, not false or misleading. There is no fact or circumstance known to E-World which has not been disclosed to NME in writing which could reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or prospects of E-World.


                                    ARTICLE 6
                      REPRESENTATIONS AND WARRANTIES OF NME

     NME  represents  and  warrants  as  follows:

          6.1     AUTHORIZATION\NO  CONFLICTS.
                  ---------------------------

          NME has all necessary corporate power and authority to execute, deliver, and perform this Agreement. This Agreement constitutes the legally valid and binding obligations of NME, enforceable against NME in accordance with its terms except as such enforceability may be limited by (i) the effect of bankruptcy, insolvency, receivership, conservatorship, fraudulent transfer, moratorium, and other similar laws and equitable principles affecting or relating to or limiting creditors' rights generally, and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution, delivery, and performance of this Agreement by NME will not violate or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under (a) any law to which NME is subject, or (b) any material contract to which NME is a party.

          6.2     NO  ENCUMBRANCES.
                  ----------------

          The authorized capital stock of NME immediately prior to the Closing consists of 500,000,000 shares of Common Stock and 200,000,000 shares of Preferred Stock, of which 155,586,227.68 shares of Common Stock will be issued and outstanding immediately prior to the Closing [Confirm]. All issued and outstanding shares of NME's capital stock have been, and all shares of NME Stock when issued in accordance with the provisions of this Agreement will be, duly authorized and validly issued, fully paid and nonassessable.


          6.3     BROKERS  OR  FINDERS.
                  --------------------

          NME has engaged the services of May Ltd as a M&A Consultant on its behalf and its Affiliates in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, and will be entitled to a brokerage fee aggregating to 46,037,960 shares.

6.4     NO  MATERIAL  ADVERSE  CHANGES.
        ------------------------------

          Since THE SEPTEMBER 30TH 2005 10K FILING AND AS OF THIS AGREEMENT there has been no material adverse change in the business, prospects, financial condition or assets of NME.

                                    ARTICLE 7
                              CONDITIONS TO CLOSING

          7.1     GENERAL  CONDITIONS.
                  -------------------

          The obligations of the parties to effect the Closing shall be subject to the satisfaction of the following condition unless waived in writing by all parties hereto:

          (A) NO INJUNCTIONS; ORDERS. No preliminary or permanent injunction or other Order shall have been issued and not removed by any court of competent jurisdiction or by any Governmental Entity, nor shall any statute, rule, regulation, or executive order be promulgated or enacted by any Governmental Entity, that substantially interferes with the practical realization by the parties hereto of the benefits of the consummation of the transactions contemplated hereby.

          (B) BOARD AND SHAREHOLDER APPROVAL. The Boards of Directors and shareholders of each of NME, E-World, Semilla and such of the Vendors as are not natural persons, shall have approved the consummation of the transactions contemplated by this Agreement, as each may be required to do under the laws and regulations to it or them.

          (C) MUTUAL OBLIGATIONS. The obligations of each party hereto to consummate the transactions contemplated by this Agreement are expressly conditioned upon the satisfaction by each of the other parties hereto of their respective obligations pursuant to this Article 7.

          (D) ESCROW AGREEMENT. Each party shall have delivered to each of the other parties the Escrow Agreement and each shall have delivered to the Escrow Holder the documents and instruments required to be delivered by such party to the Escrow Holder pursuant to Article 2 hereof.

          (E) SEC APPROVAL. NME shall have obtained approval from the SEC staff in respect of the definitive Information Statement on Schedule 14C to be distributed to shareholders regarding certain corporate actions to be taken by NME in connection with the transactions contemplated by this Agreement. The Closing Date shall occur not less than 20 days following the distribution of such definitive Information Statement to the shareholders of NME in form approved by the SEC staff.

          7.2     CONDITIONS  TO  OBLIGATIONS  OF  NME.
                  ------------------------------------

          In addition to the satisfaction of each condition set forth in Section
7.1 hereof, the obligations of NME to effect the Closing shall be subject to the satisfaction of the following conditions except to the extent waived in writing by NME on or prior to the Closing Date:

          (A) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF E-WORLD, SEMILLA AND VENDORS. The representations and warranties of E-World, Semilla and the Vendors herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time. E-World, Semilla and the Vendors shall have performed all obligations and complied with all covenants and conditions required to be performed or complied with at or prior to the Closing Date by this Agreement.

          (B) DELIVERABLES OF E-WORLD, SEMILLA AND THE VENDORS. On or prior to the Closing Date, E-World, Semilla and the Vendors shall deliver or cause to be delivered the following to NME:

               (i) the original minute book, stock ledger and corporate seal of Semilla and all other original records, books, documents, instruments, agreements and the like which pertain exclusively to Semilla or its business or assets;

               (ii) executed resignations of those current officers and directors of Semilla, such resignations to be effective upon Closing;

               (iii) executed copies of a Share Purchase Agreement containing representations and warranties of each Vendor concerning the Vendors' respective investment intent and qualifications to hold the NME Common Shares, in the form of EXHIBIT H attached hereto; and

               (iv) a certificate executed by officers of each of E-World and Semilla and each of the Vendors certifying that all conditions on their respective parts required to be met or satisfied hereunder have been met.




          7.3     CONDITIONS  TO  OBLIGATIONS  OF  SEMILLA  AND  VENDORS.
                  ------------------------------------------------------

          In addition to the satisfaction of each condition set forth in Section
7.1 hereof, the obligations of the Vendors to effect the Closing shall be subject to the satisfaction of the following conditions, except to the extent waived in writing by Semilla and the Vendors on or prior to the Closing Date:

          (A) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF NME. The representations and warranties of NME herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time. NME shall have in all material respects performed all obligations and complied with all covenants and conditions required to be performed or complied at or prior to the Closing Date by this Agreement.

          (B) DELIVERABLES BY NME. On or prior to the Closing Date, NME shall deliver or cause to be delivered the following:

               (i) a certificate executed by officers of NME certifying that all conditions on the part of NME required to be met or satisfied hereunder have been met.

          7.4     CONDITIONS  TO  OBLIGATIONS  OF  E-WORLD.
                  ----------------------------------------

          In addition to the satisfaction of each condition set forth in Section
7.1 hereof, the obligations of E-World to effect the Closing shall be subject to the satisfaction of the following conditions except to the extent waived in writing by E-World on or prior to the Closing Date:

          (A) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF NME. The representations and warranties of NME herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time. NME shall have performed all obligations and complied with all covenants and conditions required to be performed or complied at or prior to the Closing Date by this Agreement.

          (B) DELIVERABLES OF NME. On or prior to the Closing Date, NME shall deliver or cause to be delivered the following to E-World:

               (i) a certificate executed by officers of NME certifying that all conditions on the part of NME required to be met or satisfied hereunder have been met;





                                    ARTICLE 8
                      ADDITIONAL AGREEMENTS OF THE PARTIES

8.1  INTERIM  FINANCING.
------------------------

     On or before 16th, December 2005, NME shall facilitate through its financier Tribal SARL an interim financing or bridge financing for a sum of US $
1.1 million by way of a bank guarantee or any other bank instrument as may be solely designated by NME. E-World may draw upon this interim credit facility for a period not exceeding 150 days following the availability thereof under the
conditions  set  forth  on  Schedule    annexed  hereto.  This  interim  credit
facility will form part of the total investment condition of this Agreement [E-World agrees to pay fees related to the trade finance arranged by NME as per
Article  12  ,  clause  12.11.]
8.2         INVESTMENT  TO  E-WORLD.
        ----------------------------

     NME shall invest into E-World a total amount of USD $8,500,000 in cash through Semilla in order to acquire the E-World Shareholding pursuant to the terms of this Agreement and the Joint Venture Agreement. This investment shall be advanced as follows: (i) on or before 16th, December 2005, NME shall advance or cause to be advanced the interim credit facility in the amount of US $ 1.1 million pursuant to Section 8.1 above, which interim credit facility will be converted as an investment within 150 days following the Signing Date; (ii) on or before the 28th of Feburary 2006 NME shall pay the sum of $ 2.5 million in cash to E-World through Semilla, for the exclusive purpose to repay shareholder loans (iii) on or before the earlier to occur of the listing of the NME Common Shares on NASDAQ SmallCap Market or on any other recognized exchange pursuant to
Section 11.3 hereof or 150 days following the signing Date, NME shall pay the balance ($5,000,000.00) through Semilla to E-world for completing increased register capital certification...
8.3  CHANGE  OF  NAME  AND  ADD  BOARD  OF  DIRECTOR  MEMBER  OF  NME.

     Effective as of the Closing, each of NME and E-World shall change its corporate name as follows: (i) NME shall change its name to NME-World; and (ii) E-World shall change its English name to NME-World (China). NME agrees to provide 3 board seats to be nominated by Vendors, the number of seats Vendors take in NME shall in accordance with the ratio of shares the Vendors have in NME.

NME will have the right to appoint a Co Chairman to the board of Beijing E-world
--------------------------------------------------------------------------------
and  also a joint CFO.  Both parties from signing date will cooperate to develop
---------------------
a joint VMD/EVD product/products and will pursue a joint technical collaboration vigorously.




                                    ARTICLE 9
                      TERMINATION OF OBLIGATIONS; SURVIVAL

          9.1     TERMINATION  OF  AGREEMENT.
                  --------------------------

          Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate at the close of business on 200 days from the signing date of this Agreement unless the Closing has been consummated or unless this Agreement is extended by unanimous consent in writing of all parties hereto and may otherwise be terminated at any time before the Closing as follows and in no other manner.

          (A) MUTUAL CONSENT. By unanimous written consent of all the parties hereto.

          (B) ILLEGALITY. By any party hereto if there shall be a final, non-appealable order of a Governmental Entity of competent jurisdiction which would have the effect of preventing the Closing.

          9.2     EFFECT  OF  TERMINATION.
                  -----------------------

          If this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided, that the obligations of the parties contained in Section 12.8 shall survive any such termination. A termination under Section 9.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

          9.3     SURVIVAL  OF  REPRESENTATIONS  AND  WARRANTIES.
                  ----------------------------------------------

          The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing Date.

                                   ARTICLE 10
                                 INDEMNIFICATION

          10.1     OBLIGATIONS  OF  THE  PARTIES.
                   -----------------------------

          Each party hereto agrees to indemnify and hold harmless each other party and their respective directors, officers, employees, Affiliates and agents from and against any and all Losses, asserted against, resulting in, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from, any inaccuracy in or breach or non-fulfillment of any of the representations, warranties or covenants or agreements made by such party in or pursuant to this Agreement.

          10.2     PROCEDURE.
                   ---------

          (A) NOTICE. Losses for or against which any party is entitled to indemnification pursuant to this Article 10 resulting from the assertion of liability by third parties are "Third Party Claims." Any party seeking indemnification (an "Indemnified Party") with respect to Third Party Claims shall give notice to the party required to provide indemnification (the "Indemnifying Party") within 30 days of becoming aware of any such Third Party Claim. The Indemnifying Party will promptly assume the defense thereof with experienced counsel satisfactory to the Indemnified Party. Notwithstanding the foregoing, the rights of any Indemnified Party to be indemnified in respect of Third Party Claims shall not be adversely affected by the Indemnified Party's failure to give notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

          (B) DEFENSE. If the Indemnifying Party, within 20 days after receipt of a notice of a Third Party Claim, fails to assume the defense of such Indemnified Party against such Third Party Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of the Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however that no such settlement of a Third Party Claim shall be effective unless the Indemnified Party shall give the Indemnifying Party 14 days prior written notice of the terms and conditions of such settlement, and the Indemnifying Party shall not have given notice to the Indemnified Party of its objection in writing to the terms of such settlement within seven days of its receipt of such notice.

          (C) SETTLEMENT. Notwithstanding anything in this Section 10.2 to the contrary, (i) if the Indemnified Party reasonably believes that a Third Party Claim may materially and adversely affect the business or operations of the Indemnified Party, other than as a result of money damages or other money payments, such person shall have the right to defend, compromise or settle such Third Party Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Third Party Claim; provided, however that no such settlement of a Third Party Claim shall be effective unless the Indemnified Party shall give the Indemnifying Party 14 days prior written notice of the terms and conditions of such settlement, and the Indemnifying Party shall not have given notice to the Indemnified Party of its objection in writing to the terms of such settlement within seven days of its receipt of such notice.

..          (D)     LIMITATION.  Notwithstanding anything to the contrary in this
Article 10, this Section relates only to the procedure for indemnifiable claims that are Third Party Claims. Nothing herein shall be deemed to limit any indemnifiable claim that is not a Third Party Claim.

          10.3     SURVIVAL.
                   --------

          This Article shall survive any termination of this Agreement. Any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any limitation period shall continue to be covered by this Article until such matter is finally terminated or otherwise resolved (subject to applicable statutes of limitations) by the parties and settled under this Agreement and any amounts payable hereunder are finally determined and paid.


                                   ARTICLE 11
                                    COVENANTS

          11.1     COVENANTS  OF  VENDORS.
                   ----------------------

          Each  Vendor  covenants  and  agrees  as  follows:

               (i) such Vendor shall hold, for its own account, the NME Stock acquired by it hereunder for at least one year after it receives the NME Stock from the Escrow Holder, or such longer period of time as may be required by applicable law;

               (ii) until the 1st (First) anniversary of the Closing Date, such Vendor will not sell or otherwise transfer, assign or dispose of (A) more than one-third of the shares of NME Stock acquired by such Vendor hereunder in any consecutive 12-month period; (B) more than 15% of the shares of NME Stock acquired by such Vendor hereunder during any calendar month; or (C) any shares of NME Stock to any competitor of NME;

     (iii) such Vendor will not enter into any agreement with any other Vendor or holder of the capital stock of NME which provides that the Vendor would vote in concert with such other holder on matters affecting NME or E-World.

               (iv) such Vendor will comply with all securities laws and regulations applicable to it, including without limitation the securities laws of the United States and the Rules and Regulations of the U.S. Securities and Exchange Commission.

          11.2     COVENANTS  OF  E-WORLD  AND  SEMILLA.
                   ------------------------------------

          Each of E-World and Semilla, severally and not jointly, covenants and agrees as follows:

               (i) it will maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation;

               (ii) it will keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions in accordance with generally accepted accounting principles;

               (iii) it will pay or cause to be paid all Taxes, assessments or other governmental charges levied upon any of its properties or assets, or in respect of its income, before the same should become delinquent, unless the same are contested in good faith and such contest does not require the payment of such Taxes;

               (iv)     other  than  the  Interim  financing  in  Clause  8.1 in
Article 8, it will not enter into any agreement providing for the borrowing of any money, or for the issuance of any note, debenture or other instrument evidencing indebtedness, or any guaranty, indemnity or other surety of or for the obligations of any other Person before the Closing Date;

               (v) it will not sell, lease, assign, transfer, license or otherwise dispose of any of its assets or properties whether now owned or hereafter acquired, other than the sale of inventory in the ordinary course of its business before the Closing Date;

               (vi) it will not enter into any agreement to sell or otherwise issue any of its capital stock, or any other of its securities, including but not limited to any options to acquire the same, or seek to increase its authorized capital stock before the Closing Date;

               (vii) it will not consolidate with or merge into any other Person or permit any other Person to merge into it, or acquire all or substantially all of the assets or capital stock of any other Person before the Closing Date; and

(viii) it will operate its business only in the ordinary course consistent with its past practices before the Closing Date.


11.3     COVENANTS  OF  NME.
         -------------------

NME  covenants  and  agrees  as  follows:

               (i) it will promptly apply for listing of its common stock on the NASDAQ SmallCap Market or any other recognized exchange and shall use its commercially reasonable efforts to obtain approval of such application within 150 days following the Signing Date, or as soon thereafter as is reasonably practicable; and subject to, and conditioned upon, the satisfaction of all applicable initial listing requirements of such NASDAQ SmallCap Market or other exchange, includingall financial and corporate governance requirements.

               (ii) it shall invest E-World the sum of USD $8,500,000 through SEMILLA as per clause 8.2 in Article 8.

               (iii) NME will file a resale registration statement on appropriate form with the SEC in respect of the NME Common Shares within a reasonable period following the Closing Date. NME will thereafter use commercially reasonable efforts to have such registration statement declared effective by the SEC.

     ARTICLE  12
                                     GENERAL

          12.1     AMENDMENTS;  WAIVERS.
                   --------------------

          This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision or consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent, and instance so provided.

          12.2     EXHIBITS;  SCHEDULES;  INTEGRATION.
                   ----------------------------------

          Each exhibit and schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. All references in this Agreement to schedules refer to schedules set forth in the Disclosure Schedule as supplemented or amended from time to time. This
Agreement, together with such exhibits and schedules, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

     12.3     COMMERCIALLY  REASONABLE  EFFORTS.
              ---------------------------------

     Unless otherwise expressly required elsewhere in this Agreement, each party shall use commercially reasonable efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all of its covenants and obligations under this Agreement. The parties shall cooperate with each other in such actions and in securing all requisite Approvals required to consummate and implement the transactions contemplated herein. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate and implement the transactions contemplated hereby or to evidence such events or matters.

          12.4     GOVERNING  LAW;  ARBITRATION.
                   ----------------------------

          (a) GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of organization or incorporation of the respective parties.

          (b) ARBITRATION. Any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in NYC , New York and shall be brought in New York City , New York as the exclusive jurisdiction for the hearing of such claim or controversy. Any judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. All parties shall use reasonable efforts to proceed with and conclude as expeditiously as possible any arbitration proceedings pursuant hereto.

          12.5     ASSIGNMENT.
                   ----------

          Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party.

          12.6     HEADINGS.
                   --------

          The descriptive headings of the articles, sections, and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          12.7     COUNTERPARTS.
                   ------------

          This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other party.


          12.8     CONFIDENTIALITY.
                   ---------------

          All information disclosed by any party (or its (or their) representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its (or their) representatives) shall be kept confidential by such other party and its representatives and shall not be used by any Persons other than as contemplated by this Agreement for a period of three years following the Closing Date, except to the extent that such information (i) may otherwise be required by law or (ii) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 12.8.

          12.9     PARTIES  IN  INTEREST.
                   ---------------------

          This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

          12.10     NOTICES.
                    --------

          Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by telex, facsimile transmission, or telecommunications mechanism, or (c) deposited in the mail, postage prepaid, as follows:

IF TO NME, ADDRESSED TO:
New Medium Enterprise Inc.
195 The Vale
Acton
London W3 7QS
United Kingdom
Telephone: 020 8746 2018
Facsimile: 020 8749 8025

IF TO E-WORLD, ADDRESSED TO:
Beijing E-World Technology Co Ltd
Triumph Plaza C-F5
143A Xizhimenwai Street
Beijing 100044
China
Telephone: 00 86 10 88016799-4001
Facsimile: 00 86 10 88016791

IF TO SEMILLA, ADDRESSED TO:
Room 701
7/F
Shanghai Industrial Investment Building
48-62 Hennessy Road
Wanchai, Hong Kong
Telephone:
Facsimile:

IF  TO  THE  VENDORS,  ADDRESSED  TO:
The addresses listed with their respective names on the signature pages hereto or to such other address or to such other person as any party shall have last designated by such notice to the other parties. Each such notice or their communication shall be effective (i) if given by telecommunication, 12 hours after transmission to the applicable number so specified in (or pursuant to) this Section 12.10; (ii) if given by e-mail 72 HOURS AND BY TRADITIONAL POST 10 WORKING DAYS after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when actually delivered to such address.

          12.11     EXPENSES.
                    --------

          Each party hereto shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses, and disbursements of its investment bankers, accountants, and counsel and of securing third party consents and approvals required to be obtained by it.

          E-World will pay expenses related the Trade finance which specifically will be as per the Term sheet which forms part of this agreement.

          12.12     REMEDIES;  WAIVER.
                    -----------------

          To the extent permitted by law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.


          12.13     ATTORNEYS'  FEES.
                    -----------------

          In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to recover from the opposing party reasonable attorneys' fees, costs, and expenses incurred in such Action.



          12.14     REPRESENTATION  BY  COUNSEL;  INTERPRETATION.
                    --------------------------------------------

          The parties hereto each acknowledge that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.

          12.15     SPECIFIC  PERFORMANCE.
                    ---------------------

           The parties hereto each acknowledge that, in view of the uniqueness of the Stock and the transactions contemplated by this Agreement, the other party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          12.16      SEVERABILITY.
                     ------------

          If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

          12.17  FURTHER  DUE  DILIGENCE  INVESTIGATIONS  .
                 ---------------------------------------
All due diligence investigations and examinations will be undertaken by NME and its attorneys, accountants, agents and representatives in respect of the proposed listing of the joint companies pursuant to this transaction.

          12.18  FURTHER  APPROVED  ACTIONS.
                 ---------------------------
All actions, proceedings, instruments and documents in connection with the contemplated and proposed listing shall have been approved in form and substance by counsel of NME.


          12.19     OFFICIAL  VERSION.
                    -----------------

          In the event that one or more parties translates this Agreement, the exhibits hereto, or any other documents, certificates, agreements or other writings contemplated hereby or thereby into other languages for the sake of convenience, the English language version of all such writings shall for all purposes be deemed to be the official version of such writing.


          13.  EXTENSION

          NME will work toward closing in 150 days from signing. However should the listing be delayed for regulatory reasons or force majeure, such delays will be regarding by both parties as acceptable as long as evidence of such delay is communicated to E-World.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Acquisition Agreement to be executed by its duly authorized officers as of the day and year first above written.




NME

New Medium Enterprises Inc.

By:     ____________________________

Title:     ____________________________

 Chief Executive Office Mahesh Jayanarayan

E-WORLD

Beijing E-World Technology Co Ltd


By:     ____________________________

Title:     Chief Executive Officer
SEMILLA

Semilla BVI


By: _____________________________

Title: Director _____________________

[SIGNATURES CONTINUED ON NEXT PAGE]

VENDOR(S):

SEMILLA CAPITAL BVI

Name: ___________________________

Address: __________________________

_________________________________

Telephone ________________________

Facsimile _________________________

Ratio of shares held: ________________



VENDOR(S):

BEIJING E- WORLD DIGITAL TECHNOLOGIES LTD

1. Name: ___________________________

Address: __________________________

_________________________________

Telephone ________________________

Facsimile _________________________

Ratio of shares held: ________________


2Name: ___________________________

Address: __________________________

_________________________________

Telephone ________________________

Facsimile _________________________

Ratio of shares held: ________________

..3.   Name: ___________________________

Address: __________________________

_________________________________

Telephone ________________________

Facsimile _________________________

Ratio of shares held: ________________



4. Name: ___________________________

Address: __________________________

_________________________________

Telephone ________________________

Facsimile _________________________

Ratio of shares held: ________________